                                                                       EXHIBIT 5




                                            January 23, 1998



The Perkin-Elmer Corporation
761 Main Avenue
Norwalk, Connecticut 06859-0001

Ladies and Gentlemen:

          We have acted as counsel to The Perkin-Elmer Corporation, a New York corporation ("Perkin-Elmer"), in connection with Post-Effective Amendment No. 1 on Form S-8 to the Registration Statement on Form S-4 (Registration No. 333-38881) of Perkin-Elmer (the "Registration Statement"), filed with the Securities and Exchange Commission under the Securities of Act of 1933, as amended, relating to shares (the "Shares") of Common Stock, par value $1.00 per share, of Perkin-Elmer to be issued by the Perkin-Elmer pursuant to the following plans (each, a "Plan") of PerSeptive Biosystems, Inc., a Delaware corporation ("PerSeptive"): (i) the 1989 Stock Plan, (ii) the 1992 Stock Plan, (iii) the 1992 Non-Employee Director Stock Option Plan and (iv) the 1997 Non-Qualified Stock Option Plan, such Plans of PerSeptive to be assumed by Perkin-Elmer pursuant to the Agreement and Plan of Merger, dated as of August 23, 1997 (the "Merger Agreement"), among Perkin-Elmer, PerSeptive and Seven Acquisition Corp., a wholly-owned subsidiary of Perkin-Elmer.

The Perkin-Elmer Corporation             -2-

          We have examined the Plans and the Merger Agreement. In addition, we have examined, and have relied as to matters of fact upon, originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of Perkin-Elmer, and have made such other and further investigations, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

          In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents.

          Based upon the forgoing, and subject to the qualifications and limitations stated herein, we are of the opinion that the Shares have been duly authorized and, upon the issuance of the Shares in accordance with the terms of the applicable Plan and payment of the consideration, if any, payable therefor pursuant to terms of the applicable Plan, such Shares will be validly issued, fully paid and nonassessable.

          We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the law of the State of New York.

          We hereby consent to the filing of this opinion of counsel as Exhibit 5 to the Registration Statement.

                                        Very truly yours,

                                        /s/ Simpson Thacher & Bartlett
                                        ------------------------------
                                        SIMPSON THACHER & BARTLETT